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                 [LETTERHEAD OF STRONG CAPITAL MANAGEMENT, INC.]




                                September 4, 1996


Mr. David K. Schafer
Schafer Capital Management, Inc.
645 Fifth Avenue
New York, New York 10022

                     Re:  Portfolio Trading

Dear David:

                     We appreciate this opportunity to confirm our agreement under which Strong Capital Management, Inc. ("Strong") will assume administrative responsibility for executing portfolio trades on behalf of Schafer Capital Management, Inc. ("Schafer"), for the benefit of certain clients of Schafer.

1. NATURE OF SERVICES/SCOPE OF DUTIES - Strong agrees to use its best efforts to act as the "Trading Desk" for Schafer with respect to such transactions as Schafer may from time to time request Strong to perform and to execute portfolio trades on behalf of the following discretionary clients to
Schafer: (i) the Strong Schafer Value Fund; and (ii) any and all subadvisory or similar relationships that Strong and Schafer jointly enter into (the "Schafer clients").

          The parties agree that Schafer shall be responsible for issuing instructions to Strong as to (i) which securities shall be purchased or sold and
(ii) the amount of securities to be purchased or sold. Subject to the instructions and/or oversight of Schafer, and unless Schafer issues specific instructions otherwise, Strong agrees to use its best efforts to, where appropriate: (i) choose the broker-dealer through which the securities will be purchased or sold; (ii) choose the price at which the transaction will be effected; (iii) "work" the order in the manner deemed most appropriate by Strong; (iv) choose the time of execution; (v) ensure that the executing broker-dealer reports the transaction to Strong; and (vi) provide Schafer with such reasonable reports about trading activity as the parties may mutually agree to (collectively, the "Services").

           Schafer acknowledges that, in providing the Services, Strong will use the same brokerage placement customs and practices that Strong applies when executing portfolio trades for its



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discretionary clients and will treat Schafer transactions in the same manner as it treats transactions for its discretionary clients.

3. COMMISSION RATE SCHEDULE - In providing the Services, Strong will use its best efforts to execute portfolio trades in accordance with the commission rates set forth in the attached commission schedule, as it may be modified in the future.

4. EXPENSES - Schafer agrees to reimburse Strong on a quarterly basis for the annual compensation expenses of Strong associates involved in providing the Services to Schafer, which includes salary, discretionary bonus, and benefits as calculated in good faith by Strong. Where only a portion of an associate's time is devoted to the services, Schafer will reimburse Strong only for the pro rata portion of that associate's time devoted to the Services. In addition, Schafer agrees to reimburse Strong for the non-compensation benefits provided to Associates involved in providing the services (e.g., health benefits, 401k, etc.), which amount shall not exceed 20% of each associate's base salary and discretionary bonus that are allocable to providing the Services to Schafer. Schafer agrees to make such payment to Strong within thirty (30) days of the end of each quarter.

         At the end of each fiscal year for Strong, Strong will notify Schafer of the amount of the discretionary bonus to be awarded to any associate involved in providing the Services to Schafer so that Schafer may determine whether it wishes to make any additional grant of discretionary bonus to the associate[s] (and Schafer shall reimburse Strong for any such additional grant of discretionary bonus).

5. LIABILITY - Schafer acknowledges that, except in the case of gross negligence or willful misfeasance, (i) Strong shall not be liable hereunder for any action performed or omitted to be performed or for any errors of judgment in providing the Services and (ii) Schafer agrees to defend and indemnify Strong in the event of any claim or assertion made against Strong relating to the Services by any client or other party.

6. CONTACT PERSON - Any questions about the Services shall be directed to Dave Braaten (or such other Strong associates as the parties may in the future agree to).

7. TERMINATION - Either party may terminate this agreement on thirty (30) days written notice to the other party.



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          Please confirm the foregoing by signing below and returning the enclosed copy of this letter to me.

                                                      Sincerely,


                                                      /s/ Thomas P. Lemke
                                                     ----------------------
                                                      Thomas P. Lemke
                                                      General Counsel

CONFIRMED:

/s/ David K. Schafer
----------------------
David K. Schafer
President



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                        SCHAFER CAPITAL MANAGEMENT, INC.
                                645 Fifth Avenue
                            New York, New York 10022



                                October 22, 1996



Mr. Thomas P. Lemke
Strong Capital Management, Inc.
One Hundred Heritage Reserve
PO Box 2936
Milwaukee, WI  53201

Dear Tom:

           As I believe you are aware, we propose that the trading agreement dated September 4, 1996 between Schafer Capital Management, Inc. and Strong Capital Management, Inc. be supplemented by including in such agreement the provisions contained in the Addendum attached hereto. If you are in agreement with such amendment and supplementation of the trading agreement, please sign below and return the enclosed copy of this letter to me.

                                            Very truly yours,

                                            /s/ David K. Schafer
                                            ---------------------
                                            David K. Schafer
                                            President

Confirmed:

STRONG CAPITAL MANAGEMENT, INC.

By:  /s/ Thomas P. Lemke
   ---------------------------



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                      ADDENDUM TO TRADING AGREEMENT BETWEEN
                      SCHAFER CAPITAL MANAGEMENT, INC., AND
                         STRONG CAPITAL MANAGEMENT, INC.

              Compliance and Maintenance of Records -- Strong agrees that, in the provision of the Services to Strong Schafer Value Fund, Inc. (the "Fund") on behalf of Schafer, it will (i) act consistently with the obligations of Schafer to the Fund as set forth in the Investment Advisory Agreement dated as of August 13, 1985 between such parties; (2) act consistently with the disclosures relating to brokerage and trading contained in the Registration Statement on Form N- 1A of the Fund, as such Registration Statement may be amended from time to time; and (3) comply with all applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations thereunder. Without limiting the generality of the foregoing, Strong agrees to maintain and preserve, in accordance with the 1940 Act and the rules and regulations thereunder, and for the periods prescribed by Rule 31a-2 under the 1940 Act, books and records with respect to securities transactions required to be maintained by Rule 31a-1 under the 1940 Act.

                     Strong further agrees that all records which it maintains on behalf of Schafer on behalf of the Fund are the Fund's property and that Strong will surrender them to Schafer and/or the Fund, the Fund's independent auditors, or as may be required by any government agency having jurisdiction over Schafer and/or the Fund, promptly upon written request. The provisions of this Section shall survive any termination of this Agreement.